Exhibit 99.1

Armata Pharmaceuticals Announces Financial Results for the Third Quarter 2026 and Provides Corporate Update

LOS ANGELES, Calif., November 12, 2026 -- Armata Pharmaceuticals, Inc. (NYSE American: ARMP) (“Armata” or the “Company”), a late clinical-stage biotechnology company focused on the development of high-purity and potent, pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections, today announced financial results for its third quarter ended September 30, 2026, and provided a corporate update.

“We continue to advance toward our most important near-term objective: initiating the Phase 3 superiority study of AP-SA02,” said Armata’s Dr. Deborah Birx, Chief Executive Officer. “We have progressed from planning to establishing the operational infrastructure needed to execute a large, pivotal clinical study. Our manufacturing capabilities are well established, critical clinical trial preparations are progressing, and we continue to work closely with the U.S. Food and Drug Administration (“FDA”) to finalize the study design. Together, these accomplishments reflect the considerable effort and investment we have made to prepare for this important next stage of development, while maintaining fiscal discipline.”

“We believe the FDA’s recent Breakthrough Therapy designation further underscores AP-SA02’s clinical potential. We also appreciate the continued financial support of the U.S. Department of War (“DoW”), which comes at an important time as we prepare for this next critical stage of clinical development. We believe AP-SA02 has the potential to make a meaningful difference in patient care and, more broadly, provide a foundation for expanding our bacteriophage technology into additional indications. We are excited about the opportunity ahead and remain firmly focused on successfully executing our Phase 3 program,” concluded Dr. Birx.

Third Quarter 2026 and Recent Developments:

Preparations for AP-SA02 Phase 3 Program

Armata continued to make significant progress in clinical, regulatory, manufacturing, and operational preparations for the planned pivotal Phase 3 superiority study of AP-SA02, the Company’s intravenously administered multi-phage product candidate for adjunct treatment of complicated Staphylococcus aureus bacteremia (“SAB”) caused by methicillin-sensitive S. aureus (“MSSA”) or methicillin-resistant S. aureus (“MRSA”).

●	Continued discussions with the FDA to finalize the study design and submitted protocol revisions in response to FDA feedback.
●	Submitted responses to all Clinical, Chemistry, Manufacturing, and Controls (“CMC”), and Regulatory comments in the FDA’s End-of-Phase 2 meeting written response.
●	Completed four engineering runs of AP-SA02 at the Company’s in-house cGMP manufacturing facility in Los Angeles, California. Production of clinical trial material for the planned Phase 3 study is underway, with one cGMP production run and vialing of AP-SA02 drug product completed in the third quarter of 2026.
●	Advanced the qualification and validation of quality control release assays.
●	Completed validation of critical utilities.
●	Executed contracts with clinical research organizations to support study management.
●	Continued negotiating clinical trial agreements with an initial group of U.S. clinical trial sites.

Collectively, these activities advance the Company’s preparations to initiate its planned pivotal Phase 3 superiority study, which is designed to support a future Biologics License Application (BLA) for AP-SA02. The Phase 3 study is expected to initiate in the second half of 2026, with exact timing depending on when FDA concurs with the protocol.

Regulatory

●	Received FDA Breakthrough Therapy designation for AP-SA02 for adjunct treatment of complicated bacteremia caused by MSSA or MRSA. The designation is intended to expedite the review of medicines that treat a serious or life-threatening condition and have shown preliminary clinical evidence indicating the potential for substantial improvement over available therapies. AP-SA02 now holds Breakthrough Therapy, Fast Track and Qualified Infectious Disease Product designations, providing strong regulatory validation.
●	Obtained FDA agreement on an Initial Pediatric Study Plan (“Agreed iPSP”) for future pediatric evaluation of AP-SA02 as an adjunct treatment for complicated SAB, with pediatric studies deferred pending safety and efficacy data from the planned adult Phase 3 program. We believe this plan supports potential pediatric expansion while prioritizing patient safety and efficient clinical development.

Funding

●	Received $3.7 million in additional non-dilutive funding from the DoW[i], the first funds received specifically for AP-SA02 Phase 3 execution under a previously announced award. This brings cumulative non-dilutive DoW funding under the award to approximately $32.4 million, including $28.7 million previously provided, underscoring continued U.S. government’s interest in advancing AP-SA02.

Presentations and Publications

●	Presented new AP-SA02 data at the 20th International Symposium on Staphylococci and Staphylococcal Infections (ISSSI), held September 20–24 in Banff, Alberta, Canada. Findings suggest controlled genetic diversity may enhance killing of certain S. aureus clinical isolates by enabling individual phages to adapt to genetically and geographically diverse MRSA and MSSA isolates.
●	Further advanced bacteriophage science through publication of the peer-reviewed article "Insights into Genome Ejection by a Therapeutic phiKMV-like Bacteriophage" in the Journal of Molecular Biology.
●	Participated in the H.C. Wainwright 28th Annual Global Investment Conference.

Intellectual Property

●	Announced the issuance of two U.S. patents covering the Company's bacteriophage programs:
o	U.S. Patent No. 12,751,983, issued October 6, 2026, protects methods of treating S. aureus infections with AP-SA02, with protection until at least February 2041.
o	U.S. Patent No. 12,594,312, issued April 7, 2026, protects methods of treating Pseudomonas infections with AP-PA02, with protection expected until January 2043.

Third Quarter 2026 Financial Results

Grant and Award Revenue. The Company recognized grant and award revenue of $3.2 million for the three months ended September 30, 2026, as compared to $1.2 million in the comparable period in 2025. This represents the Medical Technology Enterprise Consortium's share of the costs incurred for the Company's AP-SA02 program for the treatment of SAB.

Research and Development. Research and development expenses for the three months ended September 30, 2026 were approximately $6.8 million, compared to approximately $5.8 million for the comparable period in 2025.

General and Administrative. General and administrative expenses for the three months ended September 30, 2026 were approximately $3.7 million, compared to approximately $3.1 million for the comparable period in 2025.

Loss from Operations. Loss from operations for the three months ended September 30, 2026 was approximately $7.4 million, compared to a loss of approximately $7.8 million for the comparable period in 2025.

Other Income (Expense). Other income, net, for the three months ended September 30, 2026 was approximately $62.2 million, compared with other expense, net, of approximately $18.9 million for the comparable period in 2025. Other income, net for the three months ended September 30, 2026 and 2025 included a gain of $69.6 million and a loss of $14.6 million, respectively, from changes in the fair value of the convertible loan.

Net Income (Loss). The net income for the third quarter of 2026 was $54.9 million, or $1.15 earnings per share on a basic basis and a ($0.24) loss per share on a diluted basis, as compared to a net loss of ($26.7) million, or ($0.74) loss per share on a basic and diluted basis, for the comparable period in 2025. Net income for the three months ended September 30, 2026 was primarily driven by the gain of $69.6 million from the change in fair value of the convertible loan.

Cash and Cash Equivalents. As of September 30, 2026, Armata held approximately $18.3 million of unrestricted cash and cash equivalents, compared to $8.7 million as of December 31, 2025.

As of November 6, 2026, 37,192,632 common shares were outstanding.

About AP-SA02

Armata is developing AP-SA02, a fixed multi-phage cocktail, for the adjunct treatment of complicated Staphylococcus aureus bacteremia caused by methicillin-sensitive S. aureus (MSSA) or methicillin-resistant S. aureus (MRSA). AP-SA02 has received Qualified Infectious Disease Product (QIDP), Fast Track and Breakthrough Therapy designations from the FDA. The diSArm study (NCT05184764) was a Phase 1b/2a, multicenter, randomized, double-blind, placebo-controlled, multiple ascending dose escalation study of the safety, tolerability, and efficacy of intravenous AP-SA02 in addition to best available antibiotic therapy (“BAT”) compared to BAT alone (placebo) for the treatment of adults with complicated S. aureus bacteremia. The Company highlighted positive results from the Phase 2a diSArm study in a late-breaking oral presentation at IDWeek 2025™ in October 2025. The Company plans to advance AP-SA02 into a Phase 3 superiority study in complicated SAB, anticipated to initiate in the second half of 2026, with exact timing depending on when FDA concurs with the protocol.

About Armata Pharmaceuticals, Inc.

Armata is a late clinical-stage biotechnology company focused on the development of high-purity and potency, pathogen-specific bacteriophage therapeutics for the treatment of antibiotic-resistant and difficult-to-treat bacterial infections using its proprietary bacteriophage-based technology. Armata is developing and advancing a broad pipeline of natural and synthetic phage candidates, including clinical candidates for Pseudomonas aeruginosa, Staphylococcus aureus, and other important pathogens. Armata is committed to advancing phage therapy with drug development expertise that spans bench to clinic, including in-house phage-specific current Good Manufacturing Practices (“cGMP”) manufacturing to support full commercialization.

Forward-Looking Statements

This communication contains “forward-looking” statements as defined by the Private Securities Litigation Reform Act of 1995. These statements relate to future events, results or to Armata’s future financial performance and involve known and unknown risks, uncertainties and other factors which may cause Armata’s actual results, performance or events to be materially different from any future results, performance or events expressed or implied by the forward-looking statements. In some cases, you can identify these statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms, and similar expressions. These forward-looking statements reflect management’s beliefs and views with respect to future events and are based on estimates and assumptions as of the date of this communication and are subject to risks and uncertainties including risks related to Armata’s development of bacteriophage-based therapies; Armata’s planned clinical trials; ability to staff and maintain its production facilities under fully compliant cGMP; ability to meet anticipated milestones in the development and testing of the relevant product; ability to be a leader in the development of phage-based therapeutics; ability to achieve its vision, including improvements through engineering and success of clinical trials; ability to successfully complete preclinical and clinical development of, and obtain regulatory approval of its product candidates and commercialize any approved products on its expected timeframes or at all; and Armata’s estimates regarding anticipated operating losses, capital requirements and needs for additional funds. Additional risks and uncertainties relating to Armata and its business can be found under the caption “Risk Factors” and elsewhere in Armata’s filings and reports with the U.S. Securities and Exchange Commission (the “SEC”), including in Armata’s Annual Report on Form 10-K, filed with the SEC on March 25, 2026, and in its subsequent filings with the SEC.

Armata expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Armata’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

Media Contacts:

At Armata:

Pierre Kyme

ir@armatapharma.com

310-665-2928

Investor Relations:

Joyce Allaire

LifeSci Advisors, LLC

jallaire@lifesciadvisors.com

212-915-2569

Armata Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$18,317	$8,688
Prepaid expenses and other current assets	1,073	1,508
Other receivables	3,209	472
Total current assets	22,599	10,668
Property and equipment, net	10,799	12,194
Operating lease right-of-use asset	32,378	33,911
Intangible assets, net	13,746	13,746
Other long-term assets	4,956	6,363
Total assets	$84,478	$76,882

Liabilities and stockholders’ deficit
Accounts payable, accrued and other current liabilities	$8,607	$8,947
Convertible Loan, current	94,309	—
Term debt, current	83,862	—
Total current liabilities	186,778	8,947
Convertible Loan, non-current	—	153,860
Term debt, non-current	43,299	103,061
Operating lease liabilities, net of current portion	25,452	26,533
Deferred tax liability	3,077	3,077
Total liabilities	258,606	295,478
Total stockholders’ deficit	(174,128)	(218,596)
Total liabilities and stockholders’ deficit	$84,478	$76,882

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Grant and award revenue	$3,171	$1,159	$6,470	$3,819
Operating expenses
Research and development	6,830	5,824	20,527	17,647
General and administrative	3,724	3,111	12,423	8,983
Total operating expenses	10,554	8,935	32,950	26,630
Operating loss	(7,383)	(7,776)	(26,480)	(22,811)
Other income (expense)
Interest income	206	90	335	257
Interest expense	(7,561)	(4,346)	(19,754)	(11,756)
Change in fair value of the Convertible Loan	69,595	(14,643)	59,551	(15,191)
Total other income (expense), net	62,240	(18,899)	40,132	(26,690)
Net income (loss)	54,857	(26,675)	13,652	(49,501)
Income attributable to participating warrants	(12,219)	—	(3,064)	—
Net income (loss) attributable to common stockholders	$42,638	$(26,675)	$10,588	$(49,501)
Per share information:
Net income (loss) per share, basic	$1.15	$(0.74)	$0.29	$(1.37)
Weighted average shares outstanding, basic	37,181,573	36,226,285	36,822,284	36,201,674
Net loss per share, diluted	$(0.24)	$(0.74)	$(0.74)	$(1.37)
Weighted average shares outstanding, diluted	62,679,380	36,226,285	61,923,161	36,201,674

Armata Pharmaceuticals, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Nine Months Ended September 30,
	2026	2025
Operating activities:
Net income (loss)	$13,652	$(49,501)
Adjustments required to reconcile net income (loss) to net cash used in operating activities:
Depreciation expense	1,620	1,113
Stock-based compensation expense	6,682	1,978
Change in fair value of the Convertible Loan	(59,551)	15,191
Non-cash accrued interest expense	19,740	11,739
Change in right-of-use asset	1,533	1,770
Changes in operating assets and liabilities:	(3,640)	(1,379)
Net cash used in operating activities	(19,964)	(19,089)
Investing activities:
Purchases of property and equipment	(171)	(490)
Net cash used in investing activities	(171)	(490)
Financing activities:
Proceeds from issuance of term debt, net of issuance costs	25,000	25,000
Proceeds from issuance of common stock under ATM, net	2,373	—
Payments for taxes related to net share settlement of equity awards	(121)	(46)
Proceeds from exercise of stock options	1,242	—
Net cash provided by financing activities	28,494	24,954
Net change in cash, cash equivalents and restricted cash	8,359	5,375
Cash, cash equivalents and restricted cash, beginning of period	14,078	14,771
Cash, cash equivalents and restricted cash, end of period	$22,437	$20,146

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets:

	September 30, 2026	September 30, 2025
Cash and cash equivalents	$18,317	$14,756
Restricted cash	4,120	5,390
Cash, cash equivalents and restricted cash	$22,437	$20,146

i Department of War (DoW) award received through the Medical Technology Enterprise Consortium (MTEC) and managed by the Naval Medical Research Command (NMRC) – Naval Advanced Medical Development (NAMD) with funding from the Defense Health Agency and Joint Warfighter Medical Research Program.